EXHIBIT 22.1
List of Issuers and Guarantor Subsidiaries
The following entities are the issuer and guarantors of Vital Energy, Inc.’s senior unsecured notes.

Entity	Jurisdiction of Organization	Role
Vital Energy, Inc.	Delaware	Issuer
Vital Midstream Services, LLC	Delaware	Guarantor
Garden City Minerals, LLC[1]	Delaware	Guarantor
1On February 3, 2023, Garden City Minerals, LLC was merged with and into Vital Energy, Inc. and is therefore no longer a guarantor under any of Vital Energy, Inc.’s debt arrangements.